[Babson Funds Letterhead]


March 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Response to Sub-Item 77K of Form N-SAR

Ladies and Gentlemen:

Ernst & Young, LLP ("E&Y") served as independent auditors of Babson Enterprise Fund, Inc., Babson Enterprise Fund II, Inc., Babson Value
Fund, Inc., Babson-Stewart Ivory International Fund, Inc., D.L. Babson
Money Market Fund, Inc., D.L. Babson Tax-Free Income Fund, Inc., D.L.
Babson Bond Trust, David L. Babson Growth Fund, Inc. and Shadow Stock
Fund, Inc. (the "Funds") for the fiscal year ended June 30, 2002. Due to the acquisition of J&B, the Funds' investment advisor at the time, by RBC Dain Rauscher Corp., a subsidiary of RBC, E&Y determined that it was no longer independent of the Funds, and thus resigned as the Funds' independent auditors as of May 1, 2003. During the Funds' fiscal year ended June 30, 2002, E&Y's audit reports concerning the Funds contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the fiscal year ended June 30, 2002, and through May 1, 2003, there were no disagreements between the Funds and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreements in its report on the financial statements for such periods.

PricewaterhouseCoopers LLP was selected as the new independent auditors of the Funds for the fiscal year ended June 30, 2003.

Sincerely yours,

/s/ Chris Tomas

Chris Tomas
Chief Financial Officer

246994.2.49